UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 13, 2007

Network Appliance Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-27130	77-0307520
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

495 East Java Drive, Sunnyvale, California		94089
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(408) 822-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 13, 2007, Network Appliance, Inc (the "Registrant") entered into a Purchase Agreement ("Agreement") with Merrill Lynch, Pierce, Fenner & Smith Inc. ("the Purchaser") relating to a private sale of shares of common stock of Blue Coat Systems, Inc. ("Blue Coat").

Subject to terms of the Agreement, the Registrant agreed to sell to the Purchaser 360,000 shares of Common Stock of Blue Coat ("Shares") for a final price per share based on a discount to the volume weighted average price ("VWAP") of Blue Coat’s common stock over a specified period of time. The Registrant agreed to deliver the Shares to the Purchaser on or around August 16, 2007. The Purchaser will pay the purchase price to the Registrant on or around August 17, 2007. The net proceeds from the sale of Shares will be approximately $18,256,000, after deducting the Purchaser’s discounts.

The foregoing description of the agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Purchase Agreement, which will be filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the period ending October 26, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Network Appliance Inc.

August 17, 2007	By:	/s/ Steven J. Gomo

Name: Steven J. Gomo
Title: Executive Vice President of Finance and Chief Financial Officer